Exhibit 99.1
INSULET REPORTS SECOND QUARTER 2009 RESULTS
Revenue Increases 97% Year over Year
Gross Profit Increases 60% from First Quarter 2009
BEDFORD, MA, August 4, 2009 — Insulet Corporation (NASDAQ: PODD), the leader in tubing-free insulin pump technology with its OmniPod® Insulin Management System, today announced financial results for the three and six months ended June 30, 2009.
Second Quarter 2009 Results
Second quarter 2009 revenue increased 97% to $14.6 million, compared to $7.4 million in the second quarter of 2008. On a sequential basis, revenue increased 17% from $12.5 million in the first quarter of 2009. Gross profit for the second quarter of 2009 was $3.2 million, or 22%, compared to a gross loss of $2.4 million, or 32%, for the second quarter of 2008. Operating loss for the second quarter of 2009 was $16.4 million, a 26% improvement compared to operating loss of $22.1 million in the second quarter of 2008. Total operating expenses were $19.6 million in the second quarter of 2009, compared to $19.8 million in the second quarter of 2008. Net loss for the second quarter of 2009 was $20.2 million, or $0.73 per share, a 16% improvement compared to a net loss of $24.0 million, or $0.87 per share, for the second quarter of 2008.
“Our strong second quarter results reflect Insulet’s focus on innovation, expansion and efficiency,” said Duane DeSisto, president & chief executive officer of Insulet. “We drove a record level of referrals, improved our gross margins and launched our second generation PDM. The easy-to-use OmniPod System continues to deliver on our promise to make diabetes a smaller part of life.”
For the six months ended June 30, 2009, revenue increased 92% to $27.1 million from $14.1 million for the first six months of 2008. Gross profit for the first six months of 2009 was $5.2 million, or 19%, as compared to a gross loss of $5.7 million, or 40%, in the first six months of 2008. Operating loss for the six months ended June 30, 2009 was $33.9 million as compared to an operating loss of $42.2 million in the six months ended June 30, 2008. Net loss for the first six months of 2009 was $39.9 million, or $1.43 per share, compared to $43.9 million, or $1.60 per share, for the first six months of 2008. As of June 30, 2009, the Company had cash and cash equivalents of $52.4 million compared to $56.7 million at December 31, 2008.

Recent Highlights
•	In June 2009, the Company released its new Personal Diabetes Manager (PDM) with features such as a sleek new look, color LCD screen and enhanced data download capability.

•	The Company, in July, introduced the industry’s first program for environmentally safe disposal of insulin pump components for its OmniPod Insulin Management System. The Eco-Pod program will reduce the impact of used Pods on the environment.

•	At the June meeting of the American Diabetes Association, research was presented demonstrating exciting progress in the Juvenile Diabetes Research Foundation’s Artificial Pancreas project. The OmniPod System continues to be sought after by leading researchers and institutions and is being used at the majority of the Artificial Pancreas Project study sites. Studies using the OmniPod System from the Sansum Diabetes Research Institute and UC Santa Barbara, as well as the University of Virginia showed advances in automating and refining the algorithms necessary for a “closed loop” system.

•	Insulet received the CE Mark approval for the OmniPod System in April 2009. The Company is actively reviewing various distribution alternatives to distribute the OmniPod System in Europe and in other countries that recognize the CE Mark.
Guidance
The Company estimates its third quarter 2009 revenues to be $16.5 to $17.5 million. The Company is updating its estimate for full year 2009 revenue to be in the range of $58 to $65 million from its earlier estimate of $55 to $65 million. The Company is also updating its estimate for full year 2009 operating loss to be in the range of $55 to $60 million from its earlier estimates of $50 to $60 million.
Conference Call
Insulet will host a conference call on Tuesday, August 4, 2009 at 5:00PM Eastern time to discuss the Company’s second quarter 2009 results and present information concerning its business, strategies and outlook. To listen to the conference call, please dial 866-804-6921 for domestic callers and 857-350-1667 for international callers. The passcode is 29253441. A replay of the conference call will be available two hours after the start of the call through August 11, 2009 by dialing 888-286-8010 (domestic) and 617-801-6888 (international), passcode 66405735. An online archive of the conference call will also be available by accessing the Investor Information section of the company’s website at http://investors.insulet.com.
Forward-Looking Statement
The second quarter 2009 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2009. This press release contains forward-looking statements concerning Insulet’s expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its expected revenue and operating losses, market potential, planned expansion in the U.S. and abroad, product demand, access to additional capital in the future and financial performance. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting it will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company’s dependence on the OmniPod System; Insulet’s ability to increase customer orders and manufacturing volumes; adverse changes in general economic conditions; Insulet’s inability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or other third-party suppliers on which Insulet is dependent; international business risks; Insulet’s inability to obtain adequate coverage or reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod; potential adverse effects resulting from competition with competitors; technological innovations adversely affecting the Company’s business; potential termination of Insulet’s license to incorporate a blood glucose meter into the OmniPod System; Insulet’s ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet’s current or future products infringe the proprietary rights of others; adverse regulatory or legal actions relating to the OmniPod System; failure of Insulet’s contract manufacturers or component suppliers to comply with FDA’s quality system regulations, the potential violation of federal or state laws prohibiting “kickbacks” or protecting patient health information, or any challenges to or investigations into Insulet’s practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet’s competitors; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to Insulet’s products; the expansion, or attempted expansion, into foreign markets; the concentration of substantially all of Insulet’s manufacturing capacity at a single location in China and substantially all of Insulet’s inventory at a single location in Massachusetts; Insulet’s ability to attract and retain key personnel; Insulet’s ability to manage its growth; fluctuations in quarterly results of operations; risks associated with potential future acquisitions; Insulet’s ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet’s distribution network; Insulet’s ability to successfully maintain effective internal controls; and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 16, 2009 in the section entitled “Risk Factors,” and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.
About Insulet Corporation
Insulet Corporation is an innovative medical device company dedicated to improving the lives of people with diabetes. The Company’s OmniPod Insulin Management System is a revolutionary, discreet and easy-to-use insulin infusion system that features two easy-to-use parts with no tubing and fully-automated cannula insertion. Through the OmniPod System, Insulet seeks to expand the use of continuous subcutaneous insulin infusion (CSII) therapy among people with insulin-dependent diabetes. Founded in 2000, Insulet is based in Bedford, MA.
Contact:
Stephanie Marks for Insulet Corporation
ir@insulet.com
877-PODD-IR1 (877-763-3471)

INSULET CORPORATION
Selected Financial Data
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
		2008		2008
	2009	(Restated)	2009	(Restated)
	(In thousands, except share and per share data)
	(Unaudited)
Revenue	$14,617	$7,417	$27,086	$14,088
Cost of revenue	11,448	9,785	21,922	19,783

Gross profit (loss)	3,169	(2,368)	5,164	(5,695)
Operating expenses:
Research and development	3,272	3,382	6,476	6,306
General and administrative	5,838	5,395	13,329	10,592
Sales and marketing	10,504	10,994	19,276	19,559

Total operating expenses	19,614	19,771	39,081	36,457

Operating loss	(16,445)	(22,139)	(33,917)	(42,152)

Net interest expense	(3,794)	(1,895)	(5,967)	(1,756)

Net loss	$(20,239)	$(24,034)	$(39,884)	$(43,908)

Net loss per share basic and diluted	$(0.73)	$(0.87)	$(1.43)	$(1.60)

Weighted-average number of shares used in calculating net loss per share	27,869,159	27,568,296	27,836,869	27,481,292

Results for the three and six months ended June 30, 2008 have been restated to reflect the retrospective adoption of FSP APB 14-1.

CONDENSED CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	June 30,	December 31,
	2009	2008
	(Unaudited)	(Restated)
	(In thousands, except share data)
ASSETS
Current Assets
Cash and cash equivalents	$52,362	$56,663
Accounts receivable, net	15,509	11,938
Inventories	10,409	16,870
Prepaid expenses and other current assets	2,100	3,028

Total current assets	80,380	88,499
Property and equipment, net	15,689	17,564
Other assets	3,244	2,170

Total assets	$99,313	$108,233

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$5,580	$7,291
Accrued expenses	8,153	7,300
Deferred revenue	3,050	2,377

Total current liabilities	16,783	16,968
Long-term debt, net of current portion	83,079	60,172
Other long-term liabilities	2,922	2,987

Total liabilities	102,784	80,127
Stockholders’ Equity (Deficit)
Preferred stock, $.001 par value:
Authorized: 5,000,000 shares at June 30, 2009 and December 31, 2008. Issued and outstanding: zero shares at June 30, 2009 and December 31, 2008, respectively	—	—
Common stock, $.001 par value:
Authorized: 100,000,000 shares at June 30, 2009 and December 31, 2008. Issued and outstanding: 27,909,516 and 27,778,921 shares at June 30, 2009 and December 31, 2008, respectively	29	29
Additional paid-in capital	286,734	278,427
Accumulated deficit	(290,234)	(250,350)

Total stockholders’ equity (deficit)	(3,471)	28,106

Total liabilities and stockholders’ equity (deficit)	$99,313	$108,233

December 31, 2008 balances have been restated to reflect the retrospective adoption of FSP APB 14-1.